Exhibit 99.1

Q3 2021

Nights and Experiences Booked

Airbnb saw continued strength in Nights and Experiences Booked in both North America and EMEA and acceleration in Latin America, all of which have driven significant year-over- year growth.

79.7M
29% Y/Y (7)% Y/2Y

Gross Booking Value (GBV)

Strong recovery in Nights and Experiences Booked combined with significantly higher Average Daily Rates (“ADR”) drove nearly $12B of bookings in Q3 2021. This is up significantly from a year ago, during the depths of the COVID crisis, as well as the same pre-COVID period (Q3 2019).

$11.9B
48% Y/Y 46% Y/Y (ex-FX) 23% Y/2Y

Revenue Q3 2021 revenue was our highest ever—up nearly 70% year-over-year and surpassed Q3 2019 levels by 36%—demonstrating the strength of the travel rebound on Airbnb.	$2.2B
67% Y/Y 64% Y/Y (ex-FX) 36% Y/2Y

Net Income

Q3 2021 net income was our highest ever, driven by our significant top-line recovery, our continued expense discipline and travel seasonality. Relative to the same prior year period, net income increased 280%.

$834M
280% Y/Y 213% Y/2Y

Adjusted EBITDA* Adjusted EBITDA was also our highest ever due to our record high revenue combined with continued cost management.	$1.1B
120% Y/Y 251% Y/2Y

* A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Q3 2021 Shareholder Letter

The travel rebound that began earlier this year accelerated in Q3, resulting in Airbnb’s strongest quarter ever. Revenue and net income were our highest ever. Adjusted EBITDA exceeded $1 billion, also our highest ever. This summer, we reached a major milestone of 1 billion cumulative guest arrivals as more people got vaccinated and travel restrictions were relaxed. Host earnings reached a record $12.8 billion in the quarter, and active listings continued to grow.

But something bigger than a travel rebound is happening. The world is undergoing a revolution in how we live and work. Technologies like Zoom make it possible to work from home. Airbnb makes it possible to work from any home. This newfound flexibility is bringing about a revolution in how we travel. Millions of people can now take more frequent trips, take longer trips, travel to more locations, and even live anywhere on Airbnb.

On May 24, we introduced the Airbnb 2021 Release, with over 100 upgrades to improve every aspect of the Airbnb service. We made it easier for anyone to become a Host, and added new features that gave guests more flexibility when planning their travel.

On November 9, we will be announcing the Airbnb 2021 Winter Release, with another 50+ upgrades and innovations that make it even easier to host and support the ongoing travel revolution. With this announcement, we’ll have delivered over 150 upgrades in 2021.

Q3 2021 financial results

Here is a snapshot of our record Q3 2021 results:

•

Q3 revenue of $2.2 billion was our highest ever—36% higher than Q3 2019. It also exceeded Q3 2020 revenue of $1.3 billion by nearly 70% year-over-year. More significantly, year-over-two-year revenue growth more than tripled from 10% in Q2 2021 to 36% in Q3 2021. The sequential acceleration reflects continued strength in North America, EMEA and Latin America, as well as high ADRs. Q3 is typically our largest quarter due to summer travel peak.

•

Q3 net income of $834 million was our most profitable quarter ever, nearly 4x larger than a year ago. Net income in Q3 2021 improved $615 million (280%) compared to Q3 2020 and $567 million (213%) compared to Q3 2019 due to our significant revenue recovery and our continued expense discipline.

•

Q3 Adjusted EBITDA exceeded $1 billion for the first time ever. Adjusted EBITDA in Q3 2021 of $1.1 billion was also our highest ever, doubling from $501 million in Q3 2020 and more than tripling from $314 million in Q3 2019. Adjusted EBITDA margin was 49% for Q3 2021, by far our best margin ever, an increase of 30% (or 3,000 bps) compared to Q3 2019. This substantial improvement in Adjusted EBITDA demonstrates the strength of our business, as well as a significantly improved cost structure.[1]

1 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Live anywhere: A travel revolution

For centuries, people have been tethered to where they work. Then the pandemic hit and suddenly untethered tens of millions of people from the need to work in specific places at specific times. They can now work from anywhere, travel any time, and stay longer. For those who can work remotely, we believe that flexibility will be the most important benefit after compensation.

This newfound flexibility is blurring the lines between traveling and living. Technologies like Zoom make it possible to work from home. Airbnb makes it possible to work from any home. From long weekends to monthly stays, Airbnb allows you to book any home, anywhere, for any duration—and ultimately, to live anywhere.

This trend towards more flexibility will only accelerate. In recent months, some of the largest companies in the world, including Procter & Gamble, Ford Motor Company, PwC and Amazon, have announced increased flexibility for employees to work remotely, and we expect more companies to follow their lead.

Here are the business highlights that we are seeing as a result of this travel revolution:

•

People can travel anytime. Many people now have greater freedom around when they travel, and we’ve improved our product to better meet their needs. Earlier this year, we introduced I’m Flexible, a whole new way to search on Airbnb when guests are flexible about when or where they travel. Since then, guests have used I’m Flexible more than 500 million times. Families are increasingly thinking outside of the traditional weekend trip; we are currently seeing the most growth in stays on Monday and Tuesday nights. We expect that flexibility will continue to be important going forward, with 87% of participants in our recent five-country survey indicating that having flexibility is important when they travel.[2]

•

People are traveling everywhere. People are increasingly discovering new places to travel, and I’m Flexible also supports guests who are flexible on where they go. Instead of guests traveling to the same historically popular urban destinations, we’ve seen consistent demand growth in both nearby and rural destinations. Over 40% of gross nights booked in Q3 2021 were within 300 miles of home, up from 32% in Q3 2019, while gross nights booked to rural destinations increased more than 40% in Q3 2021 from Q3 2019. Meanwhile, we’ve seen urban travel gradually returning, but fanning out beyond iconic cities. In Q3 2021, our top 10 cities represented 6% of gross revenue, down from 11% in Q3 2019. During the pandemic, more than 100,000 cities have had at least one Airbnb booking, including more than 6,000 cities and towns receiving their first booking ever. I’m Flexible allows us to point guest demand to where and when we have ample Host supply—increasing demand for our existing Host community, without the need to always add listings.

•

People are living on Airbnb. The increased popularity of long-term stays are turning traveling into living. Long-term stays of 28 days or more remained our fastest-growing category by trip length and accounted for 20% of gross nights booked in Q3 2021, up from 14% in Q3 2019. Long-term stays represent a broad set of use cases—including extended leisure travel, relocation, temporary housing, student housing, and many others. Our Hosts welcome this growing demand

2 Data collected September 20-26, 2021 from 7,500 people across five countries.

for long-term stays. More than 90% of active listings now accept long-term stays, and the number of active listings that offer the monthly discount is up 20% from Q3 2019.

•

More people are interested in hosting. In Q3, we saw continued supply growth, and our Host community is stronger than ever. Several of the innovations we announced in May—including our new Host onboarding flow, and our Ask a Superhost program—are helping new Hosts get listed and succeed. In addition, we are also seeing our strong demand contribute to our supply growth. Destinations where we are seeing strong demand continue to show the strongest supply growth; active listings in non-urban Europe and North America increased almost 15% from Q1 2021 to Q3 2021. One of the factors that attracts Hosts to Airbnb is economic empowerment; in Q3, Hosts earned a record $12.8 billion in income from Airbnb, up 27% from Q3 2019.

November 9: Airbnb 2021 Winter Release

We’re constantly improving our service to meet this new way of traveling, and the wave of guests it will bring.

On May 24, we introduced the Airbnb 2021 Release, which included more than 100 upgrades across every aspect of the Airbnb service, from our website and app to our community support and policies.

On November 9, we will be announcing the Airbnb 2021 Winter Release, with another 50+ upgrades and innovations that make it easier to host and support the changing needs of travelers.

Progress on our 2021 Plan

Our single priority for 2021 has been to prepare for the travel rebound. To do this, we’ve been perfecting our existing product. We’ve made significant improvements to the end-to-end experience of our core service for both Hosts and guests, and we continue to focus on the following areas:

•	Educating the world about what makes Airbnb different—hosting
•	Recruiting more Hosts and setting them up for success
•	Simplifying the guest journey
•	Delivering world-class service

Educating the world about Airbnb

Earlier this year, we launched our first large-scale marketing campaign in five years, Made possible by Hosts. Through the campaign, we’re highlighting the unique experience of being hosted on Airbnb, as well as inspiring more people to become Hosts. In Q3, overall traffic to our platform increased over 15% in the seven countries where we ran the campaign compared to Q3 2019—significantly ahead of non-campaign countries. To continue the momentum of this campaign, we recently launched new ads for the fall season in the same countries.

Recruiting more Hosts

We have more Hosts as a result of our ongoing 2021 recruitment efforts. Hosts who started during the pandemic came from over 200 countries and regions, from Albania to Zimbabwe. Earlier this year, we launched a digital campaign focused on recruiting new Hosts, and in Q3 2021, traffic to our hosting landing page in campaign countries increased over 25% compared to Q3 2019.

We’ve also made it easier for new Hosts to get started in 10 simple steps. Throughout the listing process, new Hosts can also connect with Airbnb Superhosts for answers to their questions or concerns.

We began Ask a Superhost in nine countries, and have since expanded the program to over 30 languages in 196 countries. Prospective Hosts can now be paired with Superhosts based on their location, language and listing. To date, more than 60,000 prospective Hosts have used Ask a Superhost. We are excited to scale this program going forward.

New Hosts can now get help from	Through 1:1 messaging, Superhosts	Superhosts can even help guide new
Superhosts in over 30 languages	can share advice or tips on how	Hosts through creating their first listing.
in 196 countries.	to get started.

HOST SPOTLIGHT

Teddy & Christina—Hudson Valley, New York

Teddy and Christina were both Airbnb Hosts before they met and married. They began hosting together in their Brooklyn apartment in 2014. In 2017, they bought a weekend home in the Hudson Valley that they planned to help finance by listing part-time on Airbnb.

HOST SPOTLIGHT

Christina is a museum curator and Teddy is a designer, and guests love their three-bedroom home for its unique decor and personal touches including Teddy’s record collection, Christina’s meditation nook, and the kitchen with always-sharp chef’s knives. Avid travelers themselves, they’ve borrowed ideas from Airbnb listings they’ve stayed in around the world, like the guidebook they created based on a Host’s guidebook in San Antonio, and the treats shared by their Hosts in Iceland that prompted them to start leaving their own guests coffee and wine.

Teddy and Christina’s story also reflects the shifts in travel brought about by the pandemic, a revolution in how we live and work that has made it possible to work from any home, and has sent city dwellers to the countryside in greater numbers and for longer stays. The past two summers have brought a lot more visitors to the Hudson Valley: “It’s where everyone wants to escape to.” And unlike fellow locals who have sold their homes to newcomers, they believe Airbnb gives locals the chance to “absorb the pandemic-era boost in tourism and earn a little extra money during it.”

Teddy and Christina are benefiting from the travel revolution, including a new flexibility that is enabling millions of people to take more frequent trips, travel to more locations, and even live anywhere on Airbnb. “We used to just get weekend bookings, but now we get five- and six-day bookings.” To accommodate longer stays, they set up a workspace for guests who want to work remotely from their home. They noticed that as they’ve invested more in decor and renovation, the more their guests “treat the house very well, and seem to gladly pay for the nicer touches.”

They’re also getting more repeat guests. “We had a couple who came back three times over the last year… We left something different every time: first coffee, then local cider, and then locally made chocolate.”

Simplifying the guest journey

Earlier this year, we introduced I’m Flexible, a whole new way to search on Airbnb when guests are flexible about where or when they are traveling. Since then, guests have used I’m Flexible more than 500 million times. Due to the popularity of this feature, on November 9, we’re making it even more flexible by expanding the date range to 12 months out (from six). For those who like to plan trips by type of stay, we’re also expanding I’m Flexible to include four new categories of unique stays, from off the grid to ski-in/ski-out.

There are now even more ways to find and	Explore four new categories of unique	Expanded search dates let you find
book a unique getaway with I’m Flexible.	stays, from off the grid to ski-in/ski-out.	something incredible up to 12 months
in advance.

Delivering world-class service

We’re committed to providing world-class support for our global community. In September, we launched dedicated Superhost support, giving our most experienced Hosts priority access to our most experienced support agents. We’ve rolled this out in North America and plan to expand the service to all Superhosts globally by the end of the year.

In Q3, we announced the expansion of our Neighborhood Support Line to even more countries (now live in a total of 29 countries and regions), giving access to more community members to raise urgent concerns about a nearby listing directly with Airbnb. Around the world, the rollout of the Neighborhood Support

Line has proven to be an important tool in Airbnb’s efforts to combat unauthorized gatherings and enforce our global ban on parties.

Housing 20,000 Afghan refugees

To help support the resettlement of Afghans here in the U.S. and elsewhere, in August, Airbnb.org committed to providing temporary housing to 20,000 Afghan refugees worldwide. None of this would be possible without Airbnb Hosts and Airbnb.org’s non-profit resettlement partner organizations. To date, more than 6,400 Hosts have offered free or discounted stays, and over 3,000 Afghan refugees have been housed.

Our billboard at 888 Brannan St, above our HQ.

Q3 2021 Business and Financial Performance

Q3 2021
79.7M	$11.9B

Nights & Experiences Booked	Gross Booking Value
29% Y/Y	48% Y/Y
(7)% Y/2Y	46% Y/Y (ex-FX)
23% Y/2Y

Q3 2021

In Q3 2021, Nights and Experiences Booked of 79.7 million represented a significant increase from a year ago (+29% Y/Y) and slight decrease compared to Q3 2019 levels (-7% Y/2Y). Excluding Asia Pacific, global Nights and Experiences Booked exceeded 2019 levels in the quarter. Continued strength in ADR drove even stronger GBV performance than Nights and Experiences Booked. In Q3 2021, GBV was $11.9 billion, representing a year-over-year increase of 48% (or 46% ex-FX) and an increase of 23% compared to Q3 2019.

Geographic mix

The trends in our recovery continue to vary by region due to vaccination rates, COVID caseloads and associated travel restrictions, as well as pre-COVID travel patterns. In Q3 2021, we saw continued strength in North America and EMEA and an acceleration in Latin America relative to Q2. Meanwhile, global cancellations remained higher than 2019 levels. Here are some regional highlights:

•	North America remained strong, with Nights and Experiences Booked increasing over 10% above the level achieved in the same quarter of 2019, primarily driven by the U.S.

•	In EMEA, Nights and Experiences Booked nearly recovered to 2019 levels and year-over-two-year growth accelerated from Q2 to Q3.

•

In Latin America, Nights and Experiences Booked were approximately 20% higher than Q3 2019 levels with continued resilience in certain countries, such as Brazil and Mexico, where domestic and cross-border travel remained strong.

•

In Asia Pacific, Nights and Experiences Booked remained depressed compared to Q3 2019 as many countries in the region have historically been more reliant on cross-border travel. In addition, lockdowns in Australia and short-term rental restrictions in China contributed to the lower Nights and Experiences Booked.

•

The travel recovery has been dominated by our higher ADR regions—North America and Europe, in particular—helping to drive strong unit economics and our overall profitability, whereas our lowest ADR region, Asia Pacific, and specifically China, remains small.

Travel corridors and distance

We are seeing recovery in both longer-distance and cross-border travel this year, while domestic and short-distance travel continue to be more popular than 2019 levels. Cross-border travel jumped to 33% of gross nights booked in Q3, up from 27% in Q2 and only 20% in Q1. As more countries continue to reduce travel restrictions (including the U.S. reopening to fully vaccinated travelers beginning on November 8), we expect the continued recovery of cross-border travel to be a tailwind to future quarterly results. In fact, in October we saw meaningful incremental recovery of cross-border gross nights booked, which are now approximately 80% of 2019 levels.

Urban vs. non-urban

As seen in prior quarters, growth for gross nights booked was strongest in non-urban areas during the quarter compared to Q3 2019. While travel to top cities has not yet recovered to 2019 levels, we are seeing signs of travelers returning to cities (historically one of the strongest areas of our business). Travel to high-density urban areas increased in Q3 from the prior quarter. High-density urban areas represented 46% of our gross nights booked in Q3 2021 compared to just over 40% in Q2 2021. Searches for stays in high-density urban areas have also grown each quarter, and were over 60% higher in Q3 2021 compared to Q1 2021.

Trip length

In Q3 2021, long-term stays of 28 days or more remained our fastest-growing category by trip length compared to 2019 as the way people travel and live continues to change. Long-term stays accounted for 20% of gross nights booked in Q3 2021, up from 14% in Q3 2019. Overall, 45% of gross nights booked were from stays of at least seven nights in Q3 2021.

Average daily rates

ADR averaged approximately $149 in Q3 2021, representing a 15% increase compared to the same prior year period, and a 33% increase compared to the same period in 2019. The drivers of ADR appreciation in Q3 remained primarily mix shift and price appreciation. We continued to see significant mix shift towards bookings in North America, entire homes, and non-urban destinations, all of which tend to have higher ADR. Mix shift has been the primary driver of ADR increases throughout the year. In Q3, we saw a growing impact from price appreciation driven by high-demand locations.

Supply

Beginning in early 2021, we launched our Made possible by Hosts campaign to educate people on the benefits of hosting. On May 24, we announced more than 100 upgrades to refine and improve every aspect of the Airbnb service. These initiatives have helped drive supply growth. The number of active listings has grown every quarter this year and growth was again strongest in non-urban areas—areas where guest demand was highest. Consistent with where we’ve seen bookings recover, we’ve seen the most growth in active listings in Latin America with 25% in Q3 2021 compared to Q3 2019, followed by North America with 10% and EMEA with 9%. And, once new Hosts list, they are getting their first booking faster.

Q3 2021
$2.2B	$834M	$1.1B
Revenue	Net Income	Adjusted EBITDA
67% Y/Y	280% Y/Y	120% Y/Y
64% Y/Y (ex. FX)	213% Y/2Y	251% Y/2Y
36% Y/2Y

Q3 2021

In Q3 2021, revenue was $2.2 billion, our strongest ever, representing a year-over-year increase of 67% (or 64% ex-FX). The increase in revenue was driven by the recovery in Nights and Experiences Booked, combined with a higher ADR compared to Q3 2020. Compared to Q3 2019, revenue in Q3 2021 increased 36%, driven by higher ADR offsetting slightly lower nights stayed.

Net income in Q3 2021 was $834 million, our strongest ever, compared with $219 million in Q3 2020. Net income was primarily driven by substantially higher revenue in Q3 2021. Our net income in Q3 2020 included restructuring charges, interest expense on debt that has subsequently been extinguished, as well as adjustments to the carrying value of certain warrants and investments. In Q3 2019, net income was $267 million. The improvement in net income compared to 2019 was primarily due to higher revenue and our significantly better cost structure as discussed further below.

Adjusted EBITDA for Q3 2021 was $1.1 billion, our strongest ever, which was substantially improved compared to Adjusted EBITDA in Q3 2020 of $501 million.3 This improvement was primarily due to the significant revenue recovery from a year ago. Relative to Q3 2019, Adjusted EBITDA margins increased 30% (from 19% Adjusted EBITDA margin in Q3 2019 to 49% Adjusted EBITDA margin in Q3 2021), even higher than the 20% margin expansion we saw in Q2 2021. This substantial improvement in Adjusted EBITDA demonstrates the strength of our revenue recovery, the benefit of strong ADRs, as well as our significantly improved cost structure, including: reduced variable costs, lower marketing expense and fixed cost management.

As a reminder, seasonal trends impact our business. Q3 is typically our largest quarter due to the summer travel peak, impacting our revenue and Adjusted EBITDA and Q4 is typically a smaller quarter in terms of both bookings and check-ins, and therefore revenue and Adjusted EBITDA.

3 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

Quarterly Revenue ($M)

Q3 2021 revenue was our highest ever as guests travel and live on Airbnb.

Quarterly Net Income ($M)

Q3 2021 was our most profitable quarter yet, with net income increasing 280% from the same prior year period.

Quarterly Adjusted EBITDA ($M)

Q3 Adjusted EBITDA of $1.1B was our strongest ever, despite the continued impact of COVID-19.

Operating expenses in Q3 2021 included the impact of $211 million of stock-based compensation expense, which is excluded from Adjusted EBITDA. All operating expense line-items (excluding the impact of stock-based compensation expense), with the exception of sales and marketing, increased more slowly year-over-year than revenue, allowing for considerable margin expansion: 4

•

Cost of revenue for Q3 2021 increased by 37% year-over-year to $312 million due to an increase in merchant fees driven by higher Nights and Experiences Booked. As a percent of revenue, cost of revenue declined due to lower payment processing costs as a result of lower chargeback and foreign exchange expenses and cost savings initiatives.

•

Operations and support costs for Q3 2021 increased by 37% year-over-year to $228 million. Excluding the impact of stock-based compensation, operations and support costs for Q3 2021 increased by 32% year-over-year to $217 million, driven by overall customer support and Host protection related costs resulting from the increase in nights stayed relative to the same period in 2020.

•

Product development expense for Q3 2021 increased by 61% year-over-year to $344 million, primarily due to the impact of stock-based compensation. Excluding the impact of stock-based compensation, product development expense increased 10% year-over-year to $213 million.

•

Sales and marketing expense for Q3 2021 increased 156% year-over-year to $291 million. Excluding the impact of stock-based compensation and acquisition-related impacts, sales and marketing expense for Q3 2021 increased by 136% year-over-year to $264 million. This was primarily due to an increase in brand marketing expense related to our Made possible by Hosts campaign and Olypara campaign run during the Olympic and Paralympic Games.

•

General and administrative expense for Q3 2021 increased by 17% year-over-year to $211 million. Excluding the impact of stock-based compensation, general and administrative expense for Q3 2021 decreased by 5% year-over-year to $166 million.

For the nine months ended September 30, 2019 and 2021, we had revenue of $3.7 billion and $4.5 billion, respectively, and net loss of $323 million and $407 million, respectively. For both the nine months ended September 30, 2019 and 2021, net loss margin was 9%.

For the nine months ended September 30, 2021, we delivered 28% Adjusted EBITDA margin expansion relative to the same period in 2019 (from roughly break-even for the nine months ended September 30, 2019 to 28% for the same period in 2021). We estimate that approximately two thirds of that margin expansion has been driven by our financial discipline and optimized marketing strategy, and the remaining one third driven by favorable unit economics related to our significantly higher ADRs.

Balance Sheet and Cash Flows

In Q3 2021, we reported $523 million of net cash provided by operating activities and $518 million of Free Cash Flow.5 For the nine months ended September 30, 2021, we had $1.8 billion of both net cash provided by operating activities and Free Cash Flow, both record highs.6 Seasonal trends in our GBV

4, 5, 6 A reconciliation of non-GAAP financial measures to the most comparable GAAP measures is provided at the end of this letter.

impact Free Cash Flow for any given quarter. We typically see a slight decline in GBV and a peak in check-ins in the third quarter, which results in a decrease in unearned fees and lower sequential level of Free Cash Flow.

As of September 30, 2021, we had $7.9 billion of cash, cash equivalents, marketable securities, and restricted cash. We also had $3.9 billion of funds held on behalf of guests at the end of Q3 2021.

Unearned fees totaled $892 million at the end of Q3 2021, compared to $1.5 billion at the end of Q2 2021 and $408 million at the end of Q4 2020. The sequential decrease in Q3 reflects seasonality which results in greater check-ins for bookings received in earlier periods and lower GBV.

Outlook

We are incredibly proud of our best quarter on record. Our Q3 2021 results illustrate that travel continues to recover from COVID-19, but is coming back differently, and that Airbnb is uniquely positioned for this travel revolution. We are encouraged to see these new travel trends extending beyond summer travel peak, and are looking forward to a strong Q4 with accelerating GBV growth, continued revenue strength, and further Adjusted EBITDA margin expansion, compared to Q3 2021, as described below.

As of the end of September, our backlog had over 40% more nights booked for Thanksgiving week in the U.S. than at the same time in 2019. And we are seeing the strong demand for travel extend well into 2022.

Nights and Experiences Booked and GBV

In Q4, we continue to see the positive effect of travel restrictions being lifted and global vaccination progress on our growth in Nights and Experiences Booked for stays in Q4 and into 2022.

We expect Nights and Experiences Booked in Q4 2021 to significantly outperform Q4 2020 levels and approximate Q4 2019 levels. In Q3 2021, our ADR declined from Q2 2021 due to the recovery of lower ADR regions, but we expect our ADR will be relatively stable in Q4 2021 relative to Q3 2021. Consequently, we expect Q4 2021 GBV to be substantially above both Q4 2020 and Q4 2019 levels, and Q4 2021 GBV year-over-two-year growth to accelerate from Q3 2021.

Looking to 2022, vaccination progress and the recovery of international travel in Q4 2021 will be key themes for growth heading into the new year. We continue to expect ADR to moderate over time based on the recovery of lower ADR regions and return to urban destinations.

Revenue and EBITDA

We expect to deliver Q4 revenue of between $1.39 billion and $1.48 billion, representing strong growth relative to both Q4 2020 and Q4 2019. Q4 revenue—in both absolute dollars and as a percentage of GBV—will decrease from Q3 due to travel seasonality.

We remain focused on making progress towards achieving our long-term profitability goals through reduced variable costs, high marketing efficiency and tightly managed fixed expenses. We expect our Q4 Adjusted EBITDA to show this continued progress, adjusted for seasonality. Specifically, we expect to deliver greater year-over-year and year-over-two year margin expansion in Q4 2021 than we delivered in Q3 2021.

Earnings Webcast

Airbnb will host an audio webcast to discuss its third quarter 2021 results at 2:30 p.m. PT / 5:30 p.m. ET on Thursday, November 4, 2021. The link to the webcast will be made available on Airbnb’s Investor Relations website at https://investors.airbnb.com.

Interested parties can register for the call in advance by visiting

https://www.incommglobalevents.com/registration/q4inc/9055/airbnb-q3-2021-earnings-call/ After registering, instructions will be shared on how to join the call.

Following the call, a replay of the webcast will be available at the same Investor Relations website. A telephonic replay will also be available for three weeks following the call at (866) 813-9403 or (226) 828-7578 using conference ID: 082074.

Investor Relations Contact

ir@airbnb.com

Press Contact

contact.press@airbnb.com

About Airbnb

Airbnb was born in 2007 when two Hosts welcomed three guests to their San Francisco home. It has since grown to 4 million Hosts who have welcomed more than 1 billion guest arrivals across over 220 countries and regions. Every day, Hosts offer unique stays and one-of-a-kind activities that make it possible for guests to experience the world in a more authentic, connected way.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the fourth quarter of 2021; the Company’s expectations regarding the impact of the COVID-19 pandemic on its business, travel trends, and the travel industry; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s expectations regarding and its plans to prepare for the recovery from the COVID-19 pandemic and a travel rebound, including the expected impact of the continued recovery of cross-border travel; the impact of the lifting of travel restrictions and the progress of vaccinations; the Company’s plan to announce Airbnb 2021 Winter Release and the related upgrades and innovations; the expected impact of the Company’s product innovation and features and initiatives; the Company’s expectations regarding its financial performance, including its revenue, revenue growth, Adjusted EBITDA, Adjusted EBITDA margin, expenses, costs, and capital expenditures; the Company’s expectations regarding future operating performance, including Nights and Experiences Booked and GBV; the Company’s expectations regarding the resilience of its model; seasonality and the impact of seasonality on the Company’s business; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the effects of the COVID-19 pandemic on the Company’s business, including as a result of new strains or variants of the virus, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing Hosts and guests and add new Hosts and guests; any further and continued decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s Hosts’ ability and willingness to provide their listings, and/or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives, including measures to improve trust and safety; the Company’s operations in international markets; the Company’s substantial level of indebtedness; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter.

Non-GAAP Financial Measures

In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use the following non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and trailing twelve months (“TTM”) Free Cash Flow.

Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA also excludes certain items related to transactional tax matters, for which management believes it is probable that we may be held jointly liable with Hosts in certain jurisdictions.

Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

•

Adjusted EBITDA does not reflect interest income (expense) and other income (expense), net, which include loss on extinguishment of debt and unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments, including the warrants issued in connection with a term loan agreement entered into in April 2020. We amended the anti-dilution feature in the warrant agreements in March 2021. The balance of the warrants of $1.3 billion was reclassified from liability to equity as the amended warrants met the requirements for equity classification and are no longer remeasured at each reporting period;

•

Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements;

•

Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy, as well as stock-settlement obligations, which represent employer and related taxes related to the IPO;

•

Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price. The changes in fair value of contingent consideration were insignificant prior to the fourth quarter of 2020;

•

Adjusted EBITDA does not reflect net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and

•	Adjusted EBITDA does not reflect restructuring charges, which include severance and other employee costs, lease impairments, and contract amendments and terminations.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results.

Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment. We believe that Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our Hosts and guests and amounts payable to our Hosts and guests do not impact Free Cash Flow, except interest earned on these funds. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by (used in) operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.

Quarterly Summary

	2019				2020				2021
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Nights and Experiences Booked	81.3M	83.9M	85.9M	75.8M	57.1M	28.0M	61.8M	46.3M	64.4M	83.1M	79.7M

Y/Y					(30)%	(67)%	(28)%	(39)%	13%	197%	29%

Y/2Y									(21)%	(1)%	(7)%

Gross Booking Value	$10.0B	$9.8B	$9.7B	$8.5B	$6.8B	$3.2B	$8.0B	$5.9B	$10.3B	$13.4B	$11.9B

Y/Y					(32)%	(67)%	(17)%	(31)%	52%	320%	48%
Y/2Y									3%	37%	23%

Gross Booking Value per Night and Experience Booked (or ADR)	$122.36	$117.14	$112.39	$112.63	$118.45	$114.18	$129.95	$127.56	$159.82	$161.45	$149.15

Y/Y					(3)%	(3)%	16%	13%	35%	41%	15%

Y/2Y									31%	38%	33%

	2019				2020				2021
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3

Revenue	$839M	$1,214M	$1,646M	$1,107M	$842M	$335M	$1,342M	$859M	$887M	$1,335M	$2,237M

Y/Y	31%	34%	30%	32%	0%	(72)%	(18)%	(22)%	5%	299%	67%

FX Neutral Y/Y					2%	(72)%	(19)%	(22)%	3%	284%	64%

Y/2Y									6%	10%	36%

Net income (loss)	$(292)M	$(297)M	$267M	$(352)M	$(341)M	$(576)M	$219M	$(3.9)B	$(1.2)B	$(68)M	$834M

Adjusted EBITDA	$(248)M	$(43)M	$314M	$(276)M	$(334)M	$(397)M	$501M	$(21)M	$(59)M	$217M	$1,101M

Net cash provided by (used in) operating activities	$314M	$152M	$(47)M	$(196)M	$(570)M	$(256)M	$336M	$(139)M	$494M	$791M	$523M

Free Cash Flow	$277M	$121M	$(78)M	$(223)M	$(585)M	$(263)M	$328M	$(147)M	$487M	$784M	$518M

TTM Net cash provided by (used in) operating activities	$590M	$460M	$317M	$223M	$(661)M	$(1,069)M	$(687)M	$(630)M	$434M	$1,482M	$1,670M

TTM Free Cash Flow	$495M	$348M	$194M	$97M	$(765)M	$(1,149)M	$(743)M	$(667)M	$405M	$1,451M	$1,641M

Quarterly Summary Continued

	2019				2020				2021
	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30	Dec 31	Mar 31	Jun 30	Sept 30

Cash and other liquid assets (1)	$3,480M	$3,407M	$3,346M	$3,074M	$2,484M	$4,169M	$4,551M	$6,425M	$6,589M	$7,443M	$7,935M

Funds receivable and amounts held on behalf of customers	$3,800M	$4,432M	$2,919M	$3,145M	$2,688M	$3,326M	$2,354M	$2,181M	$4,015M	$6,302M	$3,940M

Unearned fees	$966M	$1,050M	$665M	$675M	$658M	$694M	$460M	$408M	$946M	$1,484M	$892M

1 Includes cash and cash equivalents, restricted cash, and marketable securities.

Condensed Consolidated Statements of Operations

Unaudited (in thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2020	2021	2020	2021

Revenue	$1,342,331	$2,237,432	$2,518,935	$4,459,564

Costs and expenses:

Cost of revenue	227,325	311,580	666,295	860,522

Operations and support (1)	166,106	228,330	548,369	621,891

Product development (1)	213,920	344,410	690,677	1,057,205

Sales and marketing (1)	113,494	290,856	545,510	835,304

General and administrative (1)	180,021	210,748	421,082	618,813

Restructuring charges (1)	22,728	(465)	136,969	112,079

Total costs and expenses	923,594	1,385,459	3,008,902	4,105,814

Income (Loss) from operations	418,737	851,973	(489,967)	353,750

Interest income	4,325	2,962	23,830	8,956

Interest expense	(59,867)	(6,649)	(107,548)	(435,080)

Other income (expense), net	(56,143)	2,172	(115,751)	(300,054)

Income (loss) before income taxes	307,052	850,458	(689,436)	(372,428)

Provision for income taxes	87,724	16,565	7,429	34,107

Net income (loss)	$219,328	$833,893	$(696,865)	$(406,535)

Net income (loss) per share attributable to Class A and Class B common stockholders:

Basic	$-	$1.34	$(2.64)	$(0.67)

Diluted	$-	$1.22	$(2.64)	$(0.67)

Weighted-average shares used in computing net income (loss) per share attributable to Class A and Class B common stockholders:

Basic	265,137	621,012	263,726	611,311

Diluted	299,206	681,916	263,726	611,311

(1) Includes stock-based compensation expense as follows (in thousands):
	Three Months Ended September 30		Nine Months Ended September 30
	2020	2021	2020	2021

Operations and support	$1,065	$11,162	$2,869	$36,810

Product development	20,936	131,277	64,088	418,804

Sales and marketing	1,544	23,711	11,979	73,676

General and administrative	5,888	44,689	31,689	143,874

Restructuring charges	(73)	(50)	(1,849)	(38)

Stock-based compensation expense	$29,360	$210,789	$108,776	$673,126

Condensed Consolidated Balance Sheets

Unaudited (in thousands)

	December 31, 2020	September 30, 2021

Assets

Current assets:

Cash and cash equivalents	$5,480,557	$5,994,698

Marketable securities	910,700	1,926,005

Restricted cash	33,846	14,764

Funds receivable and amounts held on behalf of customers	2,181,329	3,940,494

Prepaids and other current assets	309,954	344,956

Total current assets	8,916,386	12,220,917

Property and equipment, net	270,194	173,876

Operating lease right-of-use assets	384,068	280,058

Intangible assets, net	75,886	57,981

Goodwill	655,801	653,639

Other assets, noncurrent	189,164	195,532

Total assets	$10,491,499	$13,582,003

Liabilities and Stockholders’ Equity

Current liabilities:

Accounts payable	$79,898	$97,093

Operating lease liabilities, current	56,586	65,578

Accrued expenses and other current liabilities	2,414,071	1,563,734

Funds payable and amounts payable to customers	2,181,329	3,940,494

Unearned fees	407,895	892,415

Total current liabilities	5,139,779	6,559,314

Long-term debt, net of current portion	1,815,562	1,981,496

Operating lease liabilities, noncurrent	430,905	383,924

Other liabilities, noncurrent	203,470	208,335

Total liabilities	7,589,716	9,133,069

Stockholders’ equity:

Common stock	60	62

Additional paid-in capital	8,904,791	10,864,266

Accumulated other comprehensive income	2,639	(3,152)

Accumulated deficit	(6,005,707)	(6,412,242)

Total stockholders’ equity	2,901,783	4,448,934

Total liabilities and stockholders’ equity	$10,491,499	$13,582,003

Condensed Consolidated Statements of Cash Flows

Unaudited (in thousands)

	Nine Months Ended September 30

	2020	2021

Cash flows from operating activities:

Net loss	$(696,865)	$(406,535)

Adjustments to reconcile net loss to cash provided by (used in) operating activities:

Depreciation and amortization	93,438	107,475

Bad debt expense	85,531	16,959

Stock-based compensation expense	108,776	673,126

Impairment of investments	82,125	-

(Gain) loss on investments, net	26,969	(9,581)

Change in fair value of warrant liability	41,160	291,987

Amortization of debt discount and debt issuance costs	11,706	7,402

Noncash interest expense, net	17,365	7,471

Foreign exchange (gain) loss	(63,177)	7,345

Impairment of long-lived assets	25,271	112,545

Loss from extinguishment of debt	-	377,248

Other, net	(17,251)	6,361

Changes in operating assets and liabilities:

Prepaids and other assets	(816)	(57,168)

Operating lease right-of-use assets	5,665	28,502

Accounts payable	(106,139)	18,034

Accrued expenses and other liabilities	90,208	177,542

Operating lease liabilities	20,484	(34,365)

Unearned fees	(215,072)	484,497

Net cash provided by (used in) operating activities	(490,622)	1,808,845

Cash flows from investing activities:

Purchases of property and equipment	(29,489)	(20,864)

Purchases of marketable securities	(1,999,663)	(3,628,566)

Sales of marketable securities	206,667	1,233,696

Maturities of marketable securities	1,005,881	1,393,215

Other investing activities, net	500	-

Net cash used in investing activities	(816,104)	(1,022,519)

Condensed Consolidated Statements of Cash Flows Continued

Unaudited (in thousands)

	Nine Months Ended September 30

	2020	2021

Cash flows from financing activities:

Proceeds from issuance of long-term debt and warrants, net of issuance costs	$1,928,880	$-

Principal repayment of long-term debt	(2,500)	(1,995,000)

Prepayment penalty on long-term debt	-	(212,883)

Proceeds from issuance of convertible senior notes, net of issuance costs	-	1,979,166

Purchases of capped calls related to convertible senior notes	-	(100,200)

Proceeds from the issuance of common stock under employee stock purchase plan	-	25,464

Proceeds from exercise of stock options	5,411	104,588

Change in funds payable and amounts payable to customers	(769,029)	1,809,225

Other financing activities, net	11,445	(32,714)

Net cash provided by financing activities	1,174,207	1,577,646

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	35,210	(159,006)

Net increase (decrease) in cash, cash equivalents, and restricted cash	(97,309)	2,204,966

Cash, cash equivalents, and restricted cash, beginning of period	5,143,443	7,668,252

Cash, cash equivalents, and restricted cash, end of period	$5,046,134	$9,873,218

Key Business Metrics

(in millions)

	Three Months Ended September 30		Nine Months Ended September 30,

	2020	2021	2020	2021

Nights and Experiences Booked	61.8	79.7	146.9	227.2

Gross Booking Value	$8,029.3	$11,891.6	$17,991.2	$35,602.7

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, net income (loss).

Adjusted EBITDA Reconciliation

(in thousands)

	Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021

Revenue	$839,004	$1,213,678	$1,645,761	$1,106,796	$841,830	$334,774	$1,342,331	$859,264	$886,936	$1,335,196	$2,237,432

Net income (loss)	$(292,027)	$(297,424)	$266,650	$(351,538)	$(340,605)	$(575,588)	$219,328	$(3,887,851)	$(1,172,211)	$(68,217)	$833,893

Adjusted to exclude the following:

Provision for (benefit from) income taxes	13,065	225,470	14,652	9,449	(16,485)	(63,810)	87,724	(104,651)	6,309	11,233	16,565

Other (income) expense, net	(6,531)	(6,284)	(29,315)	28,224	46,760	12,848	56,143	831,469	300,098	2,128	(2,172)

Interest expense	1,818	2,450	2,533	3,167	(1,510)	49,191	59,867	64,140	421,911	6,520	6,649

Interest income	(22,304)	(24,367)	(21,990)	(17,241)	(13,649)	(5,856)	(4,325)	(3,287)	(3,052)	(2,942)	(2,962)

Depreciation and amortization	21,026	24,108	31,198	37,830	33,872	29,928	29,638	32,438	38,252	35,536	33,687

Stock-based compensation expense(1)	14,063	18,049	40,198	25,237	41,626	39,566	29,433	2,891,523	229,485	232,840	210,839

Stock-settlement obligations related to IPO	-	-	-	-	-	-	-	103,411	-	-	-

Acquisition-related impacts	-	-	-	-	-	-	-	37,215	7,989	(741)	3,200

Net changes in lodging tax reserves	23,025	15,406	9,657	(11,514)	(84,280)	2,154	907	688	599	475	2,047

Restructuring charges	-	-	-	-	-	114,241	22,728	14,386	111,982	562	(465)

Adjusted EBITDA	$(247,865)	$(42,592)	$313,583	$(276,386)	$(334,271)	$(397,326)	$501,443	$(20,519)	$(58,638)	$217,394	$1,101,281

Adjusted EBITDA margin	(30)%	(4)%	19%	(25)%	(40)%	(119)%	37%	(2)%	(7)%	16%	49%

1 Excludes stock-based compensation related to restructuring, which is included in restructuring charges in the table above.

The following is a reconciliation of Free Cash Flow to the most comparable GAAP measure, net cash provided by (used in) operating activities.

Free Cash Flow Reconciliation

(in thousands)

	Three Months Ended
	Mar 31 2019	Jun 30 2019	Sept 30 2019	Dec 31 2019	Mar 31 2020	Jun 30 2020	Sept 30 2020	Dec 31 2020	Mar 31 2021	Jun 30 2021	Sept 30 2021

Net cash provided by (used in) operating activities	$314,024	$151,634	$(46,557)	$(196,374)	$(569,830)	$(256,462)	$335,670	$(139,110)	$494,368	$791,299	$523,178

Purchases of property and equipment	(36,938)	(30,527)	(31,813)	(26,174)	(15,667)	(6,186)	(7,636)	(7,882)	(7,706)	(7,652)	(5,506)

Free Cash Flow	$277,086	$121,107	$(78,370)	$(222,548)	$(585,497)	$(262,648)	$328,034	$(146,992)	$486,662	$783,647	$517,672

TTM Free Cash Flow	$494,750	$347,746	$194,461	$97,275	$(765,308)	$(1,149,063)	$(742,659)	$(667,103)	$405,056	$1,451,351	$1,640,989

Other cash flow components:

Net cash provided by (used in) investing activities	$41,645	$(109,654)	$17,920	$(297,066)	$2,259	$(581,070)	$(237,293)	$895,694	$(1,172,286)	$325,516	$(175,749)

Net cash provided by (used in) financing activities	$1,479,831	$624,885	$(1,420,518)	$170,381	$(339,202)	$2,543,390	$(1,029,981)	$1,766,607	$1,567,534	$2,333,538	$(2,323,426)

The following is a reconciliation of operating expense line items less stock-based compensation and acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements.

Reconciliation of Non-GAAP Operating Expenses

(in thousands)

	Three Months Ended September 30		Nine Months Ended September 30

	2020	2021	2020	2021

Operations and support	$166,106	$228,330	$548,369	$621,891

Less: Stock-based compensation	(1,065)	(11,162)	(2,869)	(36,810)

Operations and support excluding stock-based compensation	$165,041	$217,168	$545,500	$585,081

Product development	$213,920	$344,410	$690,677	$1,057,205

Less: Stock-based compensation	(20,936)	(131,277)	(64,088)	(418,804)

Product development excluding stock-based compensation	$192,984	$213,133	$626,589	$638,401

Sales and marketing	$113,494	$290,856	$545,510	$835,304

Less: Stock-based compensation	(1,544)	(23,711)	(11,979)	(73,676)

Less: Acquisition-related impacts	-	(3,200)	-	(10,448)

Sales and marketing excluding stock-based compensation and acquisition-related impacts	$111,950	$263,945	$533,531	$751,180

General and administrative	$180,021	$210,748	$421,082	$618,813

Less: Stock-based compensation	(5,888)	(44,689)	(31,689)	(143,874)

General and administrative excluding stock-based compensation	$174,133	$166,059	$389,393	$474,939

Restructuring charges	$22,728	$(465)	$136,969	$112,079

Less: Stock-based compensation	73	50	1,849	38

Restructuring charges excluding stock-based compensation	$22,801	$(415)	$138,818	$112,117

Glossary

Nights and Experiences Booked	Nights and Experiences Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for experiences, net of cancellations and alterations that occurred in that period.

Gross Booking Value	Gross Booking Value (“GBV”) represents the dollar value of bookings on our platform in a period and is inclusive of Host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period.

Revenue	Revenue consists of service fees, net of incentives and refunds, charged to our customers.

Adjusted EBITDA	Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) interest income, interest expense, and other income (expense), net; (iii) depreciation and amortization; (iv) stock-based compensation expense and stock-settlement obligations related to the IPO; (v) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (vi) net changes to the reserves for lodging taxes for which management believes it is probable that we may be held jointly liable with Hosts for collecting and remitting such taxes; and (vii) restructuring charges.

Adjusted EBITDA Margin	Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue.

Free Cash Flow	Free Cash Flow represents net cash provided by (used in) operating activities less purchases of property and equipment.